AMERICAN COMMERCIAL LINES INC.	Contact: Christopher A. Black
Sr. Vice President and Chief Financial Officer
(812) 288-1836
FOR IMMEDIATE RELEASE
American Commercial Lines Lowers Earnings Guidance for 2007 and
Approves a $200 Million Stock Buyback Program
Jeffersonville, Indiana (June 11, 2007) — American Commercial Lines Inc. (NASDAQ: ACLI) (“ACL” or the “Company”) announced today that it is lowering its earnings guidance for the year ending December 31, 2007 to $1.45 to $1.65 in earnings per share for 2007 versus the current street consensus of $1.84. The Company’s previous guidance for 2007 was $1.75 to $1.95. The lowered guidance is driven primarily by the further weakness in the spot grain markets over first quarter levels and lower than planned productivity levels in the manufacturing segment during the second quarter.
Mark R. Holden, President and Chief Executive Officer, stated “While our revised guidance still represents a very strong year for the Company, it also reaffirms our organic growth strategy of shifting more of our commodity mix away from volatile and seasonal spot grain commodities toward more ratable, predictable commodities, including liquids and coal. Additionally, while the results of our manufacturing business will show improvement over first quarter levels, its progress is taking longer than scheduled. As a result, the Company now expects manufacturing results to approximate $30 to $40 million of EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) compared to its previous expectations of $45 to $55 million of EBITDA. Given these factors, we expect the Company’s 2007 second quarter results to look similar to the first quarter.”
Additionally, the Company announced that its Board of Directors has approved a stock repurchase program of up to $200 million. Commenting on the stock repurchase program, Christopher A. Black, Senior Vice President and Chief Financial Officer, stated “We believe the purchase of ACL stock is an attractive investment and, at a $200 million level, maintains a well-capitalized balance sheet that will continue to allow us to fund the future growth of the Company. The revised 2007 earnings per share guidance does not include the effect of repurchased shares.”
The Company also announced that it will conduct a conference call to review and discuss its second quarter financial results on July 26, 2007, at 10:00 a.m. eastern daylight time. ACL is scheduled to release its financial results for the quarter on Wednesday, July 25, 2007 after the close of the financial markets. The telephone numbers to access the ACL Conference Call are: Domestic (800) 561-2731; International (617) 614-3528; and the Participant Passcode is 10184837. The call may also be accessed live on the Company’s internet web site at www.aclines.com. For those unable to participate in the live call or webcast, the ACL Conference Call will be archived at www.aclines.com within three hours of the conclusion of the live call and will remain available through September 24, 2007.
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $940 million in annual revenues and approximately 2,600 employees as of December 31, 2006. For more information about American Commercial Lines Inc. generally, visit http://www.aclines.com.
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Forward-Looking Statements
This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation the EBITDA margin potential. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of American Commercial Lines Inc. Risks and uncertainties are detailed from time to time in American Commercial Lines Inc.’s filings with the SEC, including the Form 10-K for the year ended December 31, 2006. American Commercial Lines Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.
Management considers EBITDA to be a meaningful indicator of operating performance and uses it as a measure to assess the operating performance of the Company’s business segments. EBITDA provides an understanding of the Company’s revenues before the impact of investing and financing transactions and income taxes. EBITDA should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with generally accepted accounting principles (GAAP). EBITDA excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and, as a result, our measure of EBITDA might not be comparable to similarly titled measures used by other Companies. However, the Company believes that EBITDA is relevant and useful information, which is often reported and widely used by analysts, investors and other interested parties in our industry. Accordingly, the Company is disclosing information to permit a more comprehensive analysis of its operating performance.